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						  [ ECHLIN LOGO ]



		    ECHLIN SENDS LETTER TO SHAREHOLDERS

      BRANFORD, Conn., March 23, 1998-Echlin Inc. (NYSE:ECH) said today that it has sent a letter from Larry McCurdy, Chairman, President and Chief Executive Officer, to Echlin shareholders. The following is the full text of that letter:



Dear Fellow Shareholders:

      By now you have probably been deluged with soliciting material from SPX Corporation asking you to support SPX in its attempt to call a special meeting of Echlin shareholders, remove the current Echlin Board and install a board dominated by SPX management to approve SPX's proposed offer. SPX has made a lot of claims in those materials that just do not stand up to scrutiny, and we think that if you take the time to read this letter you'll agree.


Echlin's Repositioning Strategy Is Working And Is Delivering Value to Echlin Shareholders

      Within the past year, under a new management, Echlin has instituted a strategic repositioning plan that includes divestiture of underperforming or non-strategic businesses, factory rationalizations, aggressive cost-cutting aimed at profit improvements, heightened asset management and cash flows gains, and a steadfast commitment to incorporating the Economic Value Added ("EVA") framework. In a recent conference call with industry analysts, SPX Chairman and Chief Executive Officer, John Blystone, agreed that "the road map that they've [the Company has] tried to lay out including the sale of one of their businesses they announced this morning is fundamentally the right track."(*)
We believe that Mr. Blystone simply wants to seize credit for the results of our action plan.

----------------------
(*)Permission has not been sought or received to quote from, or refer to, published materials cited herein.

      Since the initiation of this plan in September 1997, seven non-core or under performing businesses have been identified and either sold, or placed under contract to be sold, resulting in proceeds to the Company of $281 million. Fourteen facilities have been identified for closure and/or rationalization as part of the plan. Of the fourteen, four have been completed, eight are currently being processed in accordance with the action plans which have been established and the remaining two facilities are in the final stages of completing their action plans for approval and implementation. The results of this restructuring are clearly evident in our financial performance. We have exceeded First Call consensus analyst earnings estimates and have significantly improved our operating margins since the restructuring was announced. All of this has been accomplished in the face of a very difficult industry environment.

      Most importantly, our share price has gone up 27% in the twelve month period prior to the announcement of SPX's proposed offer.

      SPX has also questioned the strength of Echlin's leadership team. Larry McCurdy, who became Echlin Chairman and Chief Executive Officer in March 1997, has over 20 years of high level managerial experience in the auto parts businesses in which Echlin is engaged -- Mr. Blystone has virtually no experience in these businesses.

Industry Analysts Have Expressed Doubts About Blystone's Synergistic Rationale For An Echlin-SPX Combination

      SPX is fond of quoting industry analysts in its solicitation materials. However, you should be aware that a number of industry analysts have expressed doubts about the synergistic rationale for an Echlin-SPX combination:

	    * "Echlin and SPX operate in very different markets. The importance of long-term customer relationships and brand strength in the parts side of the business would probably be the most significant challenge for an SPX takeover." Lehman Brothers report by Joseph S. Phillippi, February 18, 1998.

	    * "There appear to be little operational synergies that would aid in achieving these cost savings. SPX is a manufacturer of shop tools and diagnostic equipment, while ECH [Echlin] is a manufacturer of aftermarket brake systems, ignition parts and OEM fluid delivery tubing." Morgan Stanley Dean Witter report by John G.
	    Inch/Stephen J. Girsky, February 17, 1998.

	    * "[W]e believe synergisms are largely absent [from the SPX-Echlin combination]." Merrill Lynch report by Darren Kimball, March 17, 1998.

SPX Has Repeatedly Mischaracterized Connecticut House Bill No. 5695, Which Would Amend Connecticut's Business Combination Statutes

      SPX has repeatedly mischaracterized the effect of Connecticut House Bill No. 5695, which the Company, as well as the Connecticut Attorney-General, the Connecticut Secretary of State and other Connecticut companies, believe is an appropriate legislative response to SPX's attempt to thwart the intent of Connecticut's business combination statutes.


       SPX Claim     "[T]he Echlin Board appears to be pursuing extreme
		     defensive tactics that violate the principles of good corporate governance and could destroy substantial value for Echlin shareholders."

       FACT Even if House Bill No. 5695 is enacted into law in Connecticut, SPX will continue to have more takeover protections than Echlin:

		     *        SPX has a staggered board.

		     * SPX shareholders cannot call a special meeting under any circumstances.

		     * SPX directors cannot be removed without cause during their term.

		     * SPX directors can be removed for cause only by an eighty per cent shareholder vote.

		     * SPX's charter contemplates the approval of "continuing directors" for certain business combinations.



       SPX Claim     "[E]ven if 100% of Echlin shareholders voted to remove
		     directors, they could not be removed at a special meeting for a year."

       FACT Under House Bill No. 5695, directors may be removed for cause at any special meeting, and can be removed at an annual general meeting for any reason. Under SPX's own charter, directors cannot be removed without cause during their term, and can be removed for cause only by an eighty per cent shareholder vote!

       SPX Claim     "[E]ven if the new board were elected by 100% of the
		     shareholders, the new Board could not approve a business combination -- even one all shareholders wanted."

       FACT Under Connecticut's business combination statutes, no Board can approve a business combination with an interested (i.e. 10%) shareholder for five years from the date a person becomes an interested shareholder, unless the Board approved the business combination, or the transaction in which the person became an interested shareholder, before the person became an interested shareholder. That's not the effect of House Bill No. 5695 -- that's existing Connecticut law. As the Connecticut Secretary of State told the Connecticut General Assembly's Judiciary Committee, House Bill No. 5695 is just a "logical extension" of that law.


       The real issue is whether you want a board dominated by SPX management to determine, with SPX, whether and on what terms Echlin will be sold to SPX. As the Connecticut Attorney-General told the Connecticut General Assembly's Judiciary Committee: "[The Board] will be hand picked and hand bought, sure to do the bidding of [SPX]." Since the interest of SPX consists in acquiring the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders, the interests of an SPX-controlled Board will by definition be directly contrary to your interests as shareholders of the Company.


SPX Has Mischaracterized Its Past Discussions With Echlin

       SPX claims that it must resort to the extraordinary process of a special meeting to replace the Echlin Board because the Echlin Board has been "intransigent" or "adamant" in its refusal to sell Echlin to SPX. SPX would also like you to believe that it has been attempting to negotiate with the Echlin Board for over a year. The facts do not bear out these claims.

	  * Mr. Blystone has admitted in testimony before the Connecticut General Assembly's Judiciary Committee that he had "discussions -- not negotiations" with Echlin's then-Chairman in February of 1997.

	  * By SPX's own account, no substantive meetings between Echlin and SPX executives occurred until November 1997.

	  * In the November 1997 meetings, SPX did not come forward with a specific proposal for a business combination or with specific evidence of synergies that would supposedly result from a business combination.

      The Echlin Board is now evaluating the proposed offer which SPX made in February. SPX is unhappy about the careful and deliberative evaluation of SPX's proposed offer that the Echlin Board is undertaking -- and you should ask yourself whether you, as a shareholder of Echlin, will receive the same care and concern for your interests if the SPX-controlled board is considering the SPX offer.



	    *******************************************************


      The Echlin Board continues to unanimously oppose the SPX solicitation, unanimously recommends that you DO NOT deliver any Demands (including any Gold demand card) to SPX, and is soliciting from you a Revocation of any Demand previously delivered by you to SPX. Whether or not you have executed a Demand, the Echlin Board urges you to sign and deliver the enclosed GREEN revocation card to our proxy solicitor, Morrow & Co., Inc., today.

      Thank you for your continued support.


				       Very truly yours,


				       /s/ Larry McCurdy
				       ------------------------------------
				       Larry McCurdy
				       Chairman of the Board, President and
				       Chief Executive Officer
				       Echlin Inc.



	    If you have any questions or need any assistance in revoking any Demand (including any Gold demand card) you may have given to SPX, please contact our proxy solicitor, Morrow & Co., Inc., toll free at (800) 566-9061.